Exhibit 10.4.b

January 4, 2006

Mr. Yu Wen Ching

American Telecom Services, Inc.

2466 Peck Road

City of Industry, CA 90601

Dear Mr. Yu:

Reference is made to the Letter Agreement dated as of November 25, 2003 by and between IDT Puerto Rico & Co. (“IDT”) and American Telecom Services Corporation. (“Customer”) (the “Agreement”) relating to, among other things, the purchase by Customer of IDT-provided prepaid long distance telecommunication services accounts.

IDT and Customer agree that Section 14 of the Agreement shall be deleted in its entirety and replaced with the following:

“14. COMMITMENT LEVEL. The Customer agrees that, in the aggregate, the Accounts under this Agreement shall yield the following minimum units commitment on or before the date set forth below (the “Commitment Level”):

Date	Commitment Level
December 31, 2006	150,000

If the Customer fails to achieve the Commitment Level by the prescribed date, IDT, in its sole discretion, shall have the right to: (i) terminate the Agreement without further obligation, or (ii) re-negotiate with Customer the Agreement or specific terms thereof (pricing).”

Except as expressly amended herein, all terms and conditions of the Agreement shall remain in full force and effect.

If the foregoing comports with your understanding, please sign below in the indicated space.

Very truly yours,

IDT Puerto Rico & Co.:

By:	/s/ Douglas Maoko
Its:	President & CEO

American Telecom Services Corporation.

By:	/s/ Adam Somer
Its:	President of Communications Services